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                    December 2, 2021

       James Claussen
       Executive Vice President and Chief Financial Officer
       Ryerson Holding Corporation
       227 W. Monroe St.
       27th Floor
       Chicago, IL 60606

                                                        Re: Ryerson Holding
Corporation
                                                            Form 10-K for the
Year Ended December 31, 0220
                                                            Filed February 24,
2021
                                                            File No. 001-34735

       Dear Mr. Claussen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services